Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated November 13, 2025)	Registration Statement No. 333-290562

Northann Corp.

This prospectus supplement updates, amends and supplements the prospectus dated November 13, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-290562). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is solely being filed to update the Selling Stockholders table to reflect transfers, including gifts, of the resale of all of the Registered Shares.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is traded on NYSE American under the symbol “NCL.” On November 19, 2025, the last reported sale price of our common stock was $0.397 per share.

Investing in shares of our Ordinary Shares involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 20, 2025.

The following information is provided to update the Selling Stockholder table in the prospectus to reflect the transfers, including gifts, of the resale of all of the Registered Shares.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the Selling Stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge or other non-sale related transfer.

The shares of common stock being offered by the Selling Stockholders are those issued to the Selling Stockholders. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. The Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, based on its beneficial ownership of shares of common stock. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders. This prospectus generally covers the resale of the sum of the number of shares of common stock issued. The fourth column assumes the sale of all of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before Offering		Number of Shares of Common	Beneficial Ownership After Offering(1)
Name	Number of Shares of Common Stock	Percent	Stock offered by Selling Stockholder	Number of Shares of Common Stock(2)	Percent
Oneflow LLC(3)	1,000,000	4.4%	1,000,000	0	0
Lizaqueen Acquisition Limited(4)	1,000,000	4.4%	1,000,000	0	0
Gageone LLC(5)	1,000,000	4.4%	1,000,000	0	0
Wenjue Wang(6)	1,750,000	7.7%	1,750,000	0	0
Richard Stroud(7)	250,000	1.1%	250,000	0	0
X29 LLC(8)	2,000,000	8.8%	2,000,000	0	0
Ruiman Xu(9)	2,000,000	8.8%	2,000,000	0	0
Chuntao Li(10)	2,000,050	8.8%	2,000,000	50	*
Jianqun Xu(11)	2,007,968	8.8%	2,000,000	7,968	*
Thilta Impact Funding LLC (12)	2,000,000	8.8%	2,000,000	0	0

*	Denotes less than 1%.

(1)	Percentage of shares beneficially owned after the resale of all the Registered Shares offered by this prospectus assumes there are 22,743,104 shares of outstanding common stock.

(2)	Assumes the sale of all Registered Shares in the offering.

(3)	Oneflow LLC received the shares pursuant to the Oneflow SPA. The address of Oneflow LLC is 13013 Seminole Blvd #1175,Largo, Flordia, 33778.

(4)	Lizaqueen Acquisition Limited received the shares pursuant to the Oneflow SPA. The address of Lizaqueen Acquisition Limited is ROOM 401, 4/F., WANCHAI CENTRAL BUILDING, 89 LOCKHART ROAD, WAN CHAI, HONG KONG.

(5)	Gageone LLC received the shares pursuant to the Oneflow SPA. The address of Gageone LLC is ROOM 401, 4/F., WANCHAI CENTRAL BUILDING, 89 LOCKHART ROAD,WAN CHAI, HONG KONG.

(6)	Wenjue Wang received 1,000,000 shares pursuant to the Oneflow SPA, and 750,000 shares as a gift from Mo Ye on November 5, 2025. Mo Ye received the shares pursuant to the Oneflow SPA. The address of Wenjue Wang is NO.888 Renmin Road, Hutang Town, Wujin District, Changzhou City, Jiangsu Province, China.

(7)	Richard Stroud received 250,000 shares as a gift from Mo Ye on November 5, 2025. Mo Ye received the shares pursuant to the Oneflow SPA. The address of Richard Stroud is 2596 LANDMARK DRIVE, WINSTON-SALEM NC 27103.

(8)	X29 LLC received the shares pursuant to the X29 SPA. The address of X29 LLC is 2081 Harrodsburg Road, Lexington, Kentucky 40504.

(9)	Ruiman Xu received 2,000,000 shares from Zhiyun Xia as a gift on November 13, 2025. Zhiyun Xia received the shares pursuant to the X29 SPA. The address of Ruiman Xu is NO.888 RENMIN ROAD, HUTANG TOWN, WUJIN DISTRICT, JIANGSU, CHANGZHOU CITY, CHINA.

(10)	Chuntao Li received 2,000,000 shares from Keqin Li as a gift on November 12, 2025. Keqin Li received the shares pursuant to the X29 SPA. The address of Chuntao Li is NO.14 MAPARI, JIEFANG NORTH ROAD, HUNAN PROVINCE, CHINA.

(11)	Jianqun Xu received 2,000,000 shares from Qianyun Zhu as a gift on November 12, 2025. Qianyun Zhu received the shares pursuant to the X29 SPA. The address of Jianqun Xu is NO.14 MAPARI, JIEFANG NORTH ROAD, YUHU DISTRICT, XIANGTAN CITY, HUNAN PROVINCE, CHINA.

(12)	Thilta Impact Funding LLC received the shares pursuant to the X29 SPA. The address of Thilta Impact Funding LLC is ROOM 401, 4/F., WANCHAI CENTRAL BUILDING, 89 LOCKHART ROAD, WAN CHAI, HONG KONG.